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                                                                    Exhibit 99.1

                       [CanArgo Energy Corporation - Logo]

                           CanArgo Energy Corporation

                              FOR IMMEDIATE RELEASE

                        HORIZONTAL WELL RESULTS ANNOUNCED

April 22nd 2003 - Oslo, Norway - CanArgo Energy Corporation ("CanArgo") (OSE:
CNR, OTCBB: GUSH) is pleased to announce the results of horizontal well N4H, in the Ninotsminda Field, Georgia.

Well N4H has been extensively production tested and has now been placed on production at a rate of over 1,000 barrels of oil per day, more than doubling field production.

The well is a horizontal sidetrack from an existing well bore in the Middle Eocene reservoir at approximately 2,356 metres. The horizontal production section extends some 400 metres in the west central area of the field between the N4 and N49 wells. The Middle Eocene is a fractured reservoir, which is best exploited through horizontal drilling, as demonstrated by the previous horizontal well, N98H.

CanArgo Chairman and CEO Dr. David Robson commented, "We are delighted by the results of this horizontal well with the significant increase in production. Existing production for Ninotsminda has remained broadly stable over the last six months and we expect this well to produce consistently, as does the other horizontal well. Several other locations for further horizontal sidetracks exist on the field, and through this programme we intend to balance our portfolio with lower risk development wells targeting proven reserves. The suspended Manavi and Norio exploration wells are secure and drilling of these high potential prospects will be completed when suitable partners are found. Our cost cutting measures are beginning to filter through and we expect this and the additional revenue to hit our bottom line immediately."

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward looking statements are intended to help shareholders and


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others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company can not give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond
Tel:              +44 1481 729980
Fax               +44 1481 729982
Mobile:           +44 7740 576139
e-mail:           info@canargo.com